Exhibit 99.1

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EDITED TRANSCRIPT

AA—Q4 2014 Alcoa Inc. Earnings Conference Call

EVENT DATE/TIME: JANUARY 12, 2015 / 10:00PM GMT

OVERVIEW:

AA reported FY14 net income of $268m. 4Q14 net income was $0.11 per share.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kelly Pasterick Alcoa Inc.—VP of IR

Klaus Kleinfeld Alcoa Inc.—Chairman and CEO

William Oplinger Alcoa Inc.—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Brian Yu Citigroup—Analyst

Josh Sullivan Sterne, Agee & Leach—Analyst

Jorge Beristain Deutsche Bank—Analyst

Sal Tharani Goldman Sachs—Analyst

Timna Tanners BofA Merrill Lynch—Analyst

David Gagliano Barclays Capital—Analyst

Andrew Lane Morningstar—Analyst

Tony Rizzuto Cowen and Company—Analyst

Sam Dubinsky Wells Fargo Securities—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2014 Alcoa earnings conference call. My name is Tia, and I’ll be your operator for today. As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Ms. Kelly Pasterick, Vice President of Investor Relations. Please proceed.

Kelly Pasterick—Alcoa Inc.—VP of IR

Thank you, Tia. Good afternoon, and welcome everyone to Alcoa’s fourth-quarter 2014 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer, and William Oplinger, Executive Vice President and Chief Financial Officer. After comments by Klaus and Bill, we will take your questions.

Before we begin today, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation, and in our most recent SEC filings. In addition, we have included some non-GAAP financial measures in our discussion.

Reconciliations to the most directly-comparable GAAP financial measures can be found in today’s press release, in the appendix of today’s presentation, and on our website at www.alcoa.com under the “Invest” section. Any reference in our discussion today to EBITDA means adjusted EBITDA, for which we have provided calculations and reconciliations in the appendix. And with that, I’d like to turn it over to Klaus Kleinfeld.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Thank you, Kelly, and welcome everybody on the phone. So let me in the usual fashion summarize this quarter for you.

I would say the transformation is delivering results, profitability is up year-over-year, so talking about the operational performance, I think there’s only one word, strong operational performance, starting with the downstream 19th consecutive quarter year-over-year profit growth, that’s excluding Firth Rixson. Midstream, profitability up substantially, more than 200%. Upstream improved performance 13 consecutive quarters.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Look at the alumina segment, profitability stands at $178 million, primary metals, profitability at $267 million. Look at the fourth-quarter cash from ops, $1.5 billion, highest quarter in history. Fourth-quarter free cash flow highest quarter since the fourth quarter 2010.

Look at the full year productivity that we’ve been able to generate, stands at $1.2 billion. And it’s really coming from all across the Company. I mean all segments, all functions. And then, when you look at the free cash flow we have been able to generate, $455 million, 18% improvement versus the year before.

And if you look at the second point here, it’s the accelerated portfolio transformation, when we put the slide together, actually it was quite — and listed what had been going on in the fourth-quarter we were surprised ourselves, that this all fell into the fourth-quarter. It almost had too few days to get that all done. So we closed the Firth Rixson $3 billion, we announced the TITAL acquisition, we expected to close this one in this quarter, the first quarter here.

We unveiled the Micromill, exciting with its world’s most advanced aluminum alloys that it allows, I think we’re only scratching the surface. I’ll talk more about it later. We finalized the sale of our three European rolling mills. We safely executed the Australian rolling mills closures.

We sold the Jamalco interest in Jamaica. The Saudi Arabia refinery is now fully operational. It’s making first alumina from Saudi Arabian bauxite. That is a historic first in Kingdom, and really fantastic achievement by the whole team there. And we sold the stake in our Mount Holly smelter to Century. So those are the highlights. And with this, why don’t we go straight, Bill, over to the numbers, so that you can guide everybody through this?

William Oplinger—Alcoa Inc.—EVP and CFO

Sure. Thanks, Klaus. Let’s quickly walk through the income statement.

Revenue increased $138 million on a sequential quarter basis. On a year-over-year basis, revenue increased over $790 million or 14% on higher sales in our mid- and downstream businesses. The inclusion of Firth Rixson in the quarter, higher pricing in the upstream, and favorable energy sales.

Versus last year, we recorded strong revenue growth in all of our segments. Cost of goods sold percentage decreased by 60 basis points sequentially, and was down over 6% compared to a year-ago quarter basis, both driven primarily by productivity gains, better prices, and a stronger US dollar, somewhat offset by cost increases.

Overhead costs are up versus both periods, primarily driven by the addition of Firth Rixson. EBITDA was over $1 billion for the second consecutive quarter, resulting in EBITDA of $3.6 billion for the year, $1 billion higher than 2013. Full-year 2014 net income was $268 million.

Our effective tax rate for the quarter is 51%, and for the full year, 64%. These rates are higher than our expected operational rates, primarily due to discrete charges related to tax rate changes, and the fact that some of our special items had little or no tax benefits associated with them.

Our operational tax rate for the year was 31%. Looking forward, we estimate our operational tax rate for 2015 to be at this same level. Overall, results for the quarter are net income of $0.11 per share, but excluding special items, we have net income of $0.33 per share, $0.02 higher than the third quarter, and $0.29 higher than the fourth quarter of last year.

Let’s take a closer look at the special items. Included in net income is an after-tax charge of $273 million or $0.22 per share, primarily for restructuring. As Klaus said, during the quarter we took several actions to accelerate the Company’s transformation.

We sold three rolling mills in Europe for an after-tax charge of $115 million. We also divested our share of the Jamalco mine and refinery in Jamaica, which accounts for $95 million of the restructuring-related charges. Other charges related to the completion of closure activities at the rolling mills in Australia, and other actions taken across the organization.

These charges were partially offset by gains on the sales of Mount Holly, and the Reybec rod mill in Canada. In total, roughly 80% of the restructuring-related charges are non-cash. Other special items for the quarter were $53 million of discrete tax items, which I already addressed, and roughly $22 million of acquisition fees in the period related to Firth Rixson and the TITAL acquisition. So in aggregate, this results in net income excluding special items of $432 million, or $0.33 per share.

Let’s take a look at the year-over-year results. Versus the fourth-quarter last year, favorable LME and a strong US dollar contributed $170 million to fourth-quarter earnings. Also, we delivered $210 million of after-tax productivity gains, and higher aluminum premiums, both regional and value-add, and alumina prices contributed to the favorable price-mix impact.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

This performance was somewhat offset by continued pricing pressures in the rolled products business. Year-over-year cost headwinds were primarily driven by higher maintenance costs, portfolio action costs, and LIFO inventory expense. Moving onto the cash flow statement and liquidity, as Klaus said, cash from operations totaled $1.5 billion for the fourth quarter, and that’s the highest cash from operations we’ve ever achieved as a Company, in the history of the Company, and that led to a positive free cash flow of nearly $1 billion in the quarter.

As I mentioned earlier, most of the special items for the quarter are non-cash, and therefore do not impact our liquidity position. We contributed $55 million of cash to the pension plan, for a total of $501 million for the year 2014. The global pension contribution requirement for 2015 is estimated to be at a similar level as 2014. And we ended the year with $1.9 billion of cash on hand, reflecting strong operating performance, working capital management, and higher commodity pricing. Also we had no commercial paper outstanding at the end of the year.

Let’s turn to the segments. Before we get into the segment results, I just want to take a moment to note a change in format. We’ve gone to year-over-year bridges for the value-add businesses, since we think it provides a more representative reflection of the performance. We’ve also provided the sequential quarter bridges, which are the ones that we normally provide, in the appendix to this presentation.

Regarding EPS, EPS generated ATOI of $165 million this quarter, roughly flat from the fourth quarter of 2013. However, ATOI had an impact related to the acquisition of Firth Rixson, which was negative $12 million, primarily driven by the remeasurement of inventory to fair value, in accordance with purchase accounting requirements. Excluding the impact of Firth Rixson, ATOI was up year-over-year, for the 19th consecutive quarter.

Third-party revenue was $1.6 billion, up 5% versus the third quarter, and 11% versus a year ago, with roughly half of that related to the Firth Rixson acquisition, and the rest due to strong share gains across all the businesses. Currency was a $7 million headwind year-over-year, due to unfavorable impacts of a strengthening dollar, as our non-US businesses have revenue and costs both denominated in local currency.

Volumes positively impacted profitability by $15 million, driven by share gains and market growth in aerospace, building construction, and commercial transportation sectors. The business continued to generate strong productivity gains, largely through process improvements, cost controls and overhead cost reductions. These more than offset year-over-year cost increases, primarily related to employee costs, growth ramp-up of costs, and other costs.

Moving to the first quarter outlook, the aerospace market will remain strong. We expect recovery in the North American non-residential construction market, continues to be a bright spot, with some softness seen in Europe. The heavy duty truck market will remain strong in North America, partially offset by declines in Europe, and we do expect future share gains and productivity improvements across the portfolio.

So in aggregate, EPS had a strong fourth-quarter. For the first quarter of 2015, we expect ATOI to be up 15% to 20% sequentially, and 0% to 5% year-over-year. Foreign currency pressures are expected to continue in the first quarter, anticipating a year-over-year impact of $9 million.

Turning to the rolling segment, as you can see, ATOI in the fourth-quarter was $71 million, compared to $21 million in the fourth-quarter of 2013. The segment continues to ramp up production for automotive demand, and had record auto shipments during the quarter, resulting from the Davenport expansion. Versus a year ago, the higher profitability resulted from higher volume in North American automotive and aerospace, higher metal prices and strong productivity. These impacts are partially offset by pricing headwinds in the packaging and European industrial markets, and costs related to the shutdown of the Australian rolling operations.

As we look out into the first quarter, we expect GRP to be impacted by the strong auto demand for both auto sheet and brazing sheet. The segment will continue to increase production in the first quarter to serve the growing demand for aluminum-intensive vehicles. We are anticipating continued pricing pressure in packaging and European industrial markets. And lastly, cost increases driven by ramp-up costs in Saudi Arabia, R&D spend on the recently unveiled Micromill, and higher regional premiums are impacting the Russian operations. In total, ATOI for the segment is expected to be flat versus last year’s result, excluding impacts from metal and currency.

Now let’s move to the upstream segments. The combined primary metals and alumina upstream segments produced our 13th consecutive quarter of performance improvement, with combined ATOI totaling $445 million. The alumina segment delivered $178 million ATOI in the fourth quarter, its highest earnings since the second quarter of 2011, and up nearly threefold sequentially.

Three major factors drove the earnings increase: Higher API pricing, as well as higher pricing on legacy LME-based alumina contracts, positive currency impact from the strengthening of the US dollar, and continued productivity gains and lower fuel costs. Higher maintenance costs plus operational costs at the Saudi Arabia refinery resulted in cost increases of $19 million in the quarter.

As we look forward to the first quarter, API pricing, which has rebounded in the fourth quarter, will continue to follow the 30-day lag, while LME-based contracts will follow the typical 60-day lag. API-based and spot sales will be roughly 75% of external sales in 2015.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

We expect production to be down slightly in the first quarter by 200,000 metric tons due to the sale of the Jamaica refinery, and two fewer days of production in the quarter. We anticipate startup costs at the Saudi Arabia refinery will increase $5 million in the quarter. In total aside from pricing and ForEx changes, we expect productivity improvements to offset these negative impacts.

Turning to primary metals, in primary, our efforts to transform the segment’s profitability continue to bear fruit. Earnings in primary improved $22 million versus the third quarter, to $267 million. Continued strong regional and product premiums, combined with the stronger US dollar, drove much of the earnings profit.

In addition, the Saudi joint venture smelter profit more than doubled this quarter. As we had signaled, energy was a negative in the quarter, as higher power costs, primarily in Spain, and lower energy sales combined for a $61 million negative impact. Alumina costs were also up $17 million, reflecting the higher API and spot prices.

Moving to the first quarter, our pricing will continue to lag by 15 days to the LME price. Production and shipments will be down 35,000 metric tons, due to the Mount Holly sale, and again, two fewer days of production. Energy impacts will be an unfavorable $45 million, primarily due to lower power sales in Brazil.

Just a point on that, from a full-year perspective, we anticipate the lower energy prices in Brazil to have a negative $100 million impact on segment results in 2015. However, in the first quarter, we do expect productivity to offset the lower volume, lower energy sales, and other cost increases. One additional point to note, before I move off of primary, I want to remind you that typically we see a shift in the first quarter from third-party to internal sales as the primary segment restocks the pipeline for our midstream businesses.

With all the changes in the portfolio, I want to take a moment to review our latest sensitivities. Consistent with our overall strategy of profitably growing the mid- and downstream, while creating a globally competitive commodity business, the Alcoa portfolio has changed considerably over the last couple of years, so it’s time to update our earnings sensitivities.

Two factors are driving this change to our sensitivities: First in the last two years, we’ve curtailed or closed 22% of our smelting capacity, and 6% of our refining capacity. Secondly, we’ve transitioned our alumina portfolio, and as I said earlier, are expecting approximately 75% of our external contracts be sold on API or spot pricing in 2015.

These two changes result in a much lower sensitivity to LME metal prices. $190 million of net income impact from $100 change in the LME prices, and as you can see, we’ve introduced an API sensitivity so it should be easier to track our results in the upstream segments. In addition, we’ve adjusted our FX sensitivities due to production rates and product mix in these countries, with the biggest change coming in Brazil, where the curtailment in metal production and corresponding sales of energy have made the results much less sensitive to changes in the Brazilian real.

Now, let me turn to a view of our full-year 2014 results. Adjusted earnings were strong in 2014, the highest level we’ve seen since 2008. Versus 2013, the LME impact was roughly flat, but the strong US dollar resulted in market impacts of $107 million in total for the year.

$292 million of favorable price mix was driven primarily by higher regional and value-add premiums, as well as higher alumina prices. These tailwinds were offset by packaging and industrial pricing pressure in global rolled products. Disciplined execution across all of our businesses generated $757 million of productivity after-tax, or roughly $1.2 billion pretax, which more than offset some of the cost headwinds that we’ve seen.

Cost headwinds were largely driven by the higher maintenance costs, labor inflation cost, and some LIFO inventory expenses, and growth spending to support some of the growth projects that we have. So as I said, the results of 2014 were strong, and further demonstrate how the Company’s transformation is driving profitability. We’re generating profitable growth in our value-add businesses, and lowering the cost base in the commodity business, to drive improvements in results.

Let’s take a look at working capital. We continued to manage working capital diligently in 2014.

In the fourth-quarter, we maintained average days working capital at 28 days, down four days from the third quarter, and even with the fourth quarter of 2013, while we supported the growth initiatives in automotive and aerospace. Since the fourth-quarter of 2009, we’ve reduced working capital by nine days.

We turn to the balance sheet. From a liquidity perspective, we’re ending the year with $1.9 billion in cash, and debt is at $8.9 billion, resulting in net debt of $7 billion at year-end. It’s important to note that we ended 2014 with a similar net debt level as we entered the year, even after acquiring Firth Rixson. Debt to cap ended the quarter at 37.4%, which was impacted by the stronger US dollar.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Now let’s move to a summary of our 2014 targets. At the beginning of the year, we established a set of targets, and for the fifth consecutive year, we met our overarching goal to be free cash flow positive. As you can see from this chart, we met every target with the exception of the debt to cap, which is slightly above the range, due to the strength of the US dollar.

For the year we had nearly $1.2 billion in productivity, and we managed sustaining capital, while investing in the mid- and the downstream segments. Our spend on the Saudi Arabia joint venture was well within budget, and future spend is limited as construction of the world’s lowest cost aluminum complex finishes in 2015.

Now let me turn to the 2015 targets. Our annual financial targets have been set to continue to reposition the Company, driving growth and operational improvements. We’re targeting productivity improvement of $900 million. This is the highest annual productivity target we have set, since we started releasing annual targets.

On the capital side, we are targeting $750 million of return-seeking capital, and just a note, that is slightly different than the growth capital you have seen in the past, because that includes growth projects, cost savings projects, and the remaining Saudi spend. We are also actively managing our asset base by targeting sustaining capital of $725 million.

Last but certainly not least is our commitment to a strong balance sheet, generating free cash flow will continue to be a focus in 2015. We’re targeting minimum free cash flow of $500 million, and have also set a leverage target for 2015, with a goal to attain debt to EBITDA in the range of 2.25 to 2.75 times. All these targets include the recently-acquired Firth Rixson businesses.

Moving to the market fundamentals, as you all know, aluminum pricing has been fairly volatile over the last couple of months. From our perspective, overall market fundamentals remain positive, though. Demand growth remains robust, we’re projecting 2015 global growth to continue strong at 7%. China continues to lead global growth of 10%, and the rest of the world North America demand will be 5%, driven by growth in automotive consumption.

In the alumina market, our initial outlook for the 2015 alumina supply-demand situation is that the market will be in surplus of just under 3 million metric tons, or roughly 3%, with new capacity coming online in both the Western world and China. I do want to point out a couple of things, that is dependent on a number of different assumptions.

For instance, that the Indonesian bauxite ban continues, and has built in there that in the Indian refinery expansion will continue, which as we’ve seen in the past, is not always the case. I want to point out to you that if you recall at the beginning of 2014, we had a 2 million metric ton surplus, and we came into — nearly into balance during the course of the year.

Regarding aluminum we anticipate a balanced market. China continues to add capacity at a measured pace, with expansions occurring largely in the Northwest, and curtailments in central and southwest. In the rest of the world, new expansions of 700,000 metric tons are concentrated in India and the Middle East.

Inventories are at 63 days of consumption, the lowest level since November of 2008. And LME canceled warrants sit at 2.4 million metric tons, or 56% of total LME stocks. These cancellations are largely held by financiers seeking to move metal off exchange for lower storage costs.

Lastly, premiums remain high, driven by strong fundamentals. The US Midwest premium now sits at $0.24, Rotterdam at $490 a metric ton, and Japan at $420 a metric ton. Now, let me turn it back to Klaus.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Thank you very much, Bill. So let’s talk about our end markets. What we expect in our major end markets for 2015?

On aerospace, we do believe that there’s going to be a growth in this market in 2015 between 9% to 10%. Actually, in large commercial aircraft, we believe the segment is going to even grow above that with 15%. And why we believe so?

Because if you look at the strong commercial jet order book, coming in now stands at eight years of production at the increased 2014 delivery rates, and also, if you look at the airline fundamentals, we are taking here the IATA expectations, what they expect for this year, is 7% increase of passenger or 4.3% increase of cargo demand, airline profits are supposed to go up to a level of $25 billion for the airlines. That’s pretty amazing.

This has a reflection also when you look at the jet engine order book, there are now 23,800 engines on firm order. We’ve also seen outside of the large commercial aircraft segment, the regional jets have been rebounded, and we believe that the growth is going to continue with 8.7%. They have already, today, the highest order book in five years.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

So next segment, automotive, probably best to go through it by the different regions. North America, we believe we are going to see a growth between 1% to 4%. That’s a pretty big range. Mary Barra, the CEO of GM, last week came out with her estimate of roughly 3%, so that’s in that range, and this is obviously on top of the 2014 growth.

In 2014, we’ve seen the US sales up 5.8%, 16.4 million vehicles, production also strong, stands at 15.7 million vehicles. This is — all of those numbers are year-to-date November numbers. This is up 4.4%, compared to the prior year.

Inventories are down. They are now at 61 days, and that’s pretty much in line with the industry targets of 60 to 65. Then, the incentives are high, we saw them high in the last quarter, but we don’t think is concerning at all, because it’s basing there to advance — in advance of the 2015 model, so basically to clear out the inventories to be ready for the 2015 exciting new models.

We believe 2015 production is going to be bolstered also by the replacement of the older vehicles and the low lending rate. Keep in mind, when you look at average rate age of the US fleet, it stands currently at around 11 years, and historically, it’s a little bit below 10 years, so there’s some pent-up demand sitting there. Lending rates these days in automotive is around 4%, so very, very attractive. Fundamentals also coming in there, and I didn’t even mention the gasoline price.

So Europe, when you look at automotive, different picture. We believe that it can range between minus 1 to plus 3. Registrations have been up, year-to-date November, 5.7%, production has been up by 2.8% year-to-date.

Exports, we believe are going to rise, even though there is a mixed economic picture and some uncertainty. We believe exports are going to be up 5.1% compared to the prior year.

China, good story. We believe 5% to 8% growth, on top of the 6.9% that we saw in the full year of 2014. And the growth is driven very strongly by the middle class, increased middle class and also by the Clean Air Act. The China Clean Air Act is supposed to scrap older, less clean cars, and they are trying to get 15 million vehicles off the roads and replaced, obviously, by 2017 so that’s a pretty nice thing to happen there.

Let’s go to the next segment, heavy-duty trucks and trailer. North America, we expected to see a growth year between 3% to 7%, that’s on top of the pretty outstanding growth that we saw in 2014. Strong production growth there, and until November, 20.5%.

The fundamentals also look very attractive, 3.2% increase on the freight ton miles, 3.6% increase on the freight price. So we believe the outlook for 2015 is positive, the orders are also up. For the full-year 2014 we saw an increase of 42% in the fourth quarter, we saw the highest fourth quarter ever. The order book has been rising. That’s very, very nice.

On Europe, we actually see a decline between 5% to 10% for 2015. The production is down in Western Europe 5%, and Eastern Europe roughly 20%. And we believe the same weakness to continue into 2015. We have seen the Western Europe orders to decrease by 8.6%, up until last November, and obviously also on the Eastern Europe side, there is an impact stemming from the Russian sanctions.

Heavy truck and trailer on China, we believe it’s going to be a range between minus 2% to plus 2%. The production has been pretty much flat, it’s been up 0.6% year-to-date. But always keep in mind there was this enormous growth here in 2013, in a market that is a market that’s larger than the US market, 30% growth there. So we see for 2015, pretty much the production being flat. There is an upside, however, from falling oil prices that have a more substantial impact in China than other places, China being a large importer of oil.

Let’s go to the next segment, packaging, North America, we believe is going to see minus 1% to minus 2%. This is really a combination of two factors. One is a demand decline for carbonated soft drinks. We saw minus 2.8% year-to-date November last year. At the same time we see an increase in the beer segment by 2.5%, and those two things are going to offset each other.

So next one here on packaging, Europe, nicer story increase 2% to 3%. We believe the 2015 demand is up by 6% through the third quarter last year, and we will continue to see that aluminum cans are replacing steel in Western Europe.

China, on the packaging side we believe is going to see a growth between 8% to 12%, and this is mainly driven by the continued penetration of aluminum in the growing beer segment.

Let’s move on to the next end market, building and construction. North America, we believe it’s going to continue to grow between 4% to 5%. The early indicators look good.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Non-residential contracts awarded up to 12.5%. Architectural Billings Index stands at a positive 50.9, Case-Shiller home price index showed plus 4.6% year-over-year. So that’s all good.

So Europe we see a continued decline, minus 2% to minus 3%. Weakness continues, although the numbers vary, because Europe is not one-size-fits-all. Just when you look at the third-quarter numbers, Germany actually grew by 2%, France shrunk by 5%, UK by 3%. So it’s a pretty substantial mix difference here. China, we believe the growth is going to continue, 7% to 9%. So that concludes building and construction.

Last segment industrial gas turbines. Interesting, we see there’s a shift happening. We predict for 2015 growth is coming back, and we predict a plus 1% to plus 3%.

This is purely driven by two factors: One is that the market is moving towards higher value-add products and customers are liking the new and high technology turbines. That is one factor. And the second factor is, customers are also going for upgrades for their existing turbines, and both of this has a very positive impact on us, because those upgrades of existing turbines always come along with — it’s almost like a spare program.

So with this, that concludes the end market, so let’s move on to Alcoa. And let me remind you before we talk more about what’s going on here, what do we mean when we talk about transforming Alcoa, when we say we’re accelerating the transformation?

We’re really treating these two value-generating engines. On the one hand, we’re building a lightweight multi-materials innovation powerhouse, and at the same time we are creating a globally competitive commodity business. What do we mean, when we say we’re creating a lightweight multi-materials innovation powerhouse? We’re increasing share in exciting growth markets, like aerospace, automotive, heavy-duty trucks and trailer, building construction, many of those that I just talked about.

We have a full pipeline of innovative products and solutions. You just saw that again in the last quarter, when we came out with our breakthrough Micromill materials. We are using all growth levers, from organic to inorganic.

We’re shifting the mix to higher value-add. You saw that also in the sales of our European mills, and the mill closures in Australia. We’re expanding our multimaterials expertise. You’ve seen that with the acquisition of Firth Rixson and TITAL, and with the organic growth.

At the same time, when you go to the right-hand side here, we are creating — we are increasing our competitiveness in the commodity business, and this is a mitigation strategy towards downside risk. We cannot influence where the metal price is going to be, so therefore, our best way to solve for this is to have a low-cost position, so that no matter where prices are, we’re making money. One day we’re making more, the other day we’re making less money, but we are making money, and that’s the strategy here.

At the same time, we’re also looking at using our casthouses more wisely. That’s the level of value-add that we have there, and you’ve seen how successful — we’ve moved price and pricing on the alumina side to really reflect the market fundamentals there. I think that was a very, very good move, and now has found a clear acceptance in the market, and you will also continue to see productivity improvements there.

So why don’t we go to the value-add business, and I will guide you through what’s going on there. On the value-add business, revenues up, profits are up. That’s a good thing.

So here, you basically see, when you look at the engineered products and solution business, in 2014, $6 billion of revenues at a margin level of 21.9%. So this is where we stand. This is very much in line and on track to achieve the targets that we set out in our three-year targets, a 2016 target, which you see reflected here on the right-hand side. Right?

And on top of that, those targets, we exclude inorganic growth. We’ve always said that. So that’s why you see now, on top of it, we have Firth Rixson, as well as TITAL. That adds to, not only the revenues, but it will also add over the long run to exceeding our EBITDA margins above the historic highs of 21.5.

Similar story on the GRP side. The actuals for last year, $7.4 billion revenues, added profitability of $339 per metric ton. And here, the story is a little bit, if you go to the targets it’s a little bit different, because here, we are also nicely on track, in regards to the profitability, and at the same time, we are shifting our portfolio.

As we said, we’re shifting it to higher value, and that’s why we divested our closed business, divested for instance the European mills, and the ones in Spain and France. And why we closed the Australian mill. So well on track here to also get to our midterm goal.

So let me highlight a few things out of our value-add business. So we’re expanding our multi-materials portfolio with smart investment.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Firth Rixson was — let’s start with the acquisitions here on the left-hand side, Firth Rixson was clearly a very, very important step for us, getting us $1.6 billion revenues, more at a $350 million EBITDA level by 2016, and making us a global leader in seamless rolled rings, giving us access to a full range of engine disks, giving us access to a unique technology called isothermal forging, and giving us — increasing the multimaterials mix through having here Firth Rixson 60% nickel-based, 25% titanium, 15% steel and aluminum.

And TITAL falls in the same logic, establishes for Alcoa titanium casting capability. In Europe, it’s much smaller obviously. And we believe that the TITAL titanium revenues are going to increase by 70% by 2019.

Same thing that we did inorganically, we also did organically. Lafayette, we established an aluminum-lithium capability that is very outstanding, and also the fourth-quarter brought good news on that end, because on December 19, the FAA basically certified our aluminum-lithium fan blade for the Pratt & Whitney PurePower engine for the A320 neo, that’s a great step, and I’m very happy about it.

The Hampton/LaPorte expansion extends our jet engine reach, so we can make blades that are more aerodynamic, or structural castings that are much larger, catering to larger engines. Davenport, we announced that we’re going to make thick plate there.

This is first targeted towards making the largest monolithic wing ribs, which is very much needed, to get the structural stability into larger composite-based wings, but is not the only thing that we do, we’ll be doing with that. I mean, it will have applications also in transportation, auto, and consumer electronics there.

Let’s talk a moment about automotive, because one of the big questions that I’ve been getting, and Bill has been getting here from you all in the last weeks is, what about lightweighting in a potential environment where the gas price is coming down? So let’s address this, so we put a chart together, to make sure how our understanding is there.

To sum it up, before I even go through it, my assumption is lightweighting is here to stay, and the reason for it is because the OEMs need it, and the consumers like it. Why do the OEMs need it? Let’s start here on the left-hand side, because there is such a thing called CAFE regulations, and what we have depicted here on the left-hand side, the blue bars basically show the light truck fleet performance in 2014 for different OEMs in the US, right? And then you have this dark green line, that shows the 2025 light truck fuel efficiency target.

You obviously can see, now this is in 10 years, but where does the efficiency stand today? There’s a 15 miles per gallon delta to the target, that has to be bridged in the next 10 years. That’s not easy. So basically, the OEMs are looking for all kinds of ways how to get their fuel efficiency up. So that’s why I said the OEMs need it.

Let’s come to the point, why the consumers like it? They like it because they benefit from it. They benefit in multiple ways. They have less fuel consumption.

They can add more payload, they can get more towing capacity. The F-150 and Ford’s number is basically more than 700 pounds lighter than the previous version. And that allows also for faster acceleration and improved braking distance.

And we did a calculation here. And looked at, what’s the saving? What’s the saving that somebody would get who goes in that category of light truck, for more fuel-efficient car, compared to a less fuel-efficient car, and we see at today’s rates, you basically get 9 miles per gallon advantage.

So if the price per gallon is at $3, that delta gets you a return of $916, savings of $916 every year basically, and this is multiplied with the average miles that are driven in the US. Now if the gas price goes down to $2 gallons, this drops to $611, so you can see the sensitivity is there. It’s a $300 drop, but it’s still money. It’s still a lot of money that you can save.

The other thing here on the right-hand side which I want to point your attention to, is that while we’ve seen while in the US, while the gas price has been coming down, the consumer preference has been shifting a bit. It’s probably too early to tell whether that’s really a trend here, but it’s an interesting development.

So lower gas prices, I would say increase — lead to bigger vehicles. Here the blue line shows the gasoline price per gallon and the reddish line shows the percentage, the market share of light trucks, in the share of all automotives sold. That’s interesting because it also means it’s putting even more pressure on the OEMs to get more fuel-efficient, because the CAFE regulations, as the name says, as the corporate average fuel efficiency, so it takes the whole fleet into account. So that’s, I hope, a good answer to a question that at least I’ve been getting quite a bit.

So let’s stay on automotive for a second, because in the fourth quarter, we also announced our breakthrough new materials for automotive. And those materials that are enabled by the breakthrough micro-mill production process. And what is so breakthrough about those materials? I mean, what is breakthrough about it is we cracked the magic formula.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

In the past, if you wanted more formability, you typically had to give up strength. If you wanted more strength, you had to give up also on weight. So you typically had stronger, which was heavier, which was less formable. That’s breaking the formula.

Now we can give our customers more formability, actually 40% compared to aluminum, double the formability of high strength steel, 30% stronger, and 30% lighter. That’s really magic, and creates value for our customers. They have much, much more options, design options here, and improved dent resistance, and the surface quality on top of it is a surface quality that’s validated for class A external panels.

So this allows us, at Alcoa, to come out with value-add premium products, and we expect them to be selling at value-add premium margins. We have secured a strategic development customer. We are taking a market, just to give you an idea, that today is $3.5 billion. All of that is steel, and we have completed successfully customer trials, we wouldn’t have announced it otherwise, and we are qualifying material currently as we speak for the next generation auto platform.

The way this all came about is we started cracking the code for new automotive materials, and that got us — we only got there basically by cracking the code in manufacturing. So with the cracking the code in manufacturing, we then stayed in applying this, what we invented there, in automotive.

To be crystal clear, the Micromill process can be applied to many other applications. And it’s just that we prioritize automotive, because that’s what we thought is the highest value. But we haven’t yet even scratched the surface on this.

So what is so cool about that? What used to take 20 days to go from melting to the rolling the coil, now in the Micromill process takes 20 minutes. And it all happens in a footprint that’s about a quarter of a conventional mill.

And the nice thing is, this is a proprietary technology, Alcoa technology. It’s nice and secure, about 130-plus patents. It’s the most productive continuous caster. It has 50% lower energy. You can literally shift alloys at the press of a button. The product width is comparable to what we are seeing in other automotive mills.

So much as a deep dive, for our exciting value-add offering, so let me also talk about our commodity business. Let’s start with alumina. We have improved an already pretty strong competitive position, and here on the left-hand side, you see where we are, where we were, and where we are on the cost curve.

We started on the 30th percentile, and obviously you can see here, the cost curves are obviously moving. That’s also a question that many of you have been asking, so here you can see this now in the detail of the yearly cost curve, and where we are on this, which actually makes the whole thing a little bit more complicated, but more realistic. So we’ve achieved a 5 percentage point reduction. We are now at the 25th percentile, and our target by 2016, we want to come down another 4 percentage points to the 21st percentile.

What have we done again in 2014? Productivity gains, Bill showed this, how $243 million, and we’ve increased low cost refinery production by 200,000 tons. What are we going to do going forward, and much of that is already in the works, we will again see productivity gains here.

The sale of our Jamaica interest in Jamalco, we have a memorandum of understanding with the government of Suriname to look into the future of Suriname. We’ve completed, and are now switching on the natural gas solution for San Ciprian, and the good thing is also always our Saudi joint venture refinery is now fully operational and allows us to go 2 percentage points further down on the cost curve, and we’ve been able to make the first alumina from the refinery in the last quarter, the fourth quarter. That’s very, very good.

So let’s also look at the metals side. That’s where we started, from a much more difficult starting position. We were actually at the 51st percentile, when we started this undertaking. We’ve come down 8 percentage points since then. We’re now at the 43rd percentile, and we’re going to target another 5 percentage points to come down on the 38th percentile.

So we’ve reduced the high cost capacity and now 31% of our high cost capacity is either curtailed, sold, or closed. That’s really massive. We generated $269 million of productivity gains in 2014.

We’ve been able to get a new energy contract in Quebec. For 2015, we are also going to continue this, productivity is going to continue. Mount Holly, the sale has been completed in the fourth quarter, getting operational in this year, and the Saudi smelter is now fully operational. The ramp-up is done so you’ll see for the first year the full impact on the full-year in this year, in [2014] (corrected by company after the call).

Let’s not forget also the value-add side. This is just an example. The slab casting is, as a value-add, we are now at a point where — or we were at a point where 65% of all of our shipments have not been shipped as P1020 but as value-add, either in shape or in alloys products. That’s been very good, and we’ll bring that another 5 percentage points up in the next two years.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

So this is all I wanted to share with you, where we were, where we are today, and where we are going. I hope this gives you a better understanding of the course that we are on. And like in every year, Bill already showed that.

We are breaking down the three-year targets into one-year targets. We will continue to deliver our operational performance. We are shooting for productivity gains of $900 million. We invest in the growth, and we manage the base.

Return seeking capital of $750 million, and controlled sustaining capital of $725 million. And we will strengthen our balance sheet. Bill referred to this, as we want to generate $500 million-plus of free cash flow.

So to summarize all this, the transformation is creating a sustainable value. You see the smart investments in expanding our multi-material capabilities. With our innovative differentiation, we are enhancing our value-add growth platforms, and we continue to see disciplined execution all across the board, and also on our upstream profitability. So I guess with this, let’s open the lines for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Brian Yu, Citigroup.

Brian Yu—Citigroup—Analyst

Question on the engineered products segment. You said in your guidance there, would you be able break out for us how much of that ATOI growth is for existing operations, and then how much is the Firth Rixson contributing?

William Oplinger—Alcoa Inc.—EVP and CFO

Brian, to make sure you’re clear, we guided to a 0% to 5% increase in year-over-year profitability, and we are just now really starting to see the Firth Rixson profitability kick in. And so, we have not broken out, and we’re not planning on breaking out the profitability of Firth Rixson at this point.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

That’s correct, but you saw, and I think you showed it in one of your slides that the impact in the fourth quarter was a negative impact.

William Oplinger—Alcoa Inc.—EVP and CFO

Sure. It was negative $12 million, with the biggest piece of that being associated with the write-up of the inventory, right? So when you buy a Company, you write the inventory to fair value, and as you sell it, sell that inventory, you don’t recognize any margin on it. So that’s the preponderance of that $12 million.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

I think the other point Brian, that I think you should have in mind is the $1.6 billion in 2016, that’s revenue at a $350 million profitability, that gives you an idea on where we see this, where we see this going. Right? And this was more the oddity of the closing and so. Yes?

Brian Yu—Citigroup—Analyst

It’s just a wide gap and that’s why was hoping maybe you guys provide a little bit more detail. And maybe just the other question is, just on the target of $500 million free cash flow for this year, at minimum, is there an underlying aluminum price that’s embedded in there to get that $500 million number?

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

William Oplinger—Alcoa Inc.—EVP and CFO

Yes. We typically don’t provide what that is, other than to say that it’s very similar to the market fundamentals that we have today in all things including the LME premiums, and currencies also. So it’s similar to the market situation that we have today.

Brian Yu—Citigroup—Analyst

Okay. Thank you.

Operator

Josh Sullivan, Sterne Agee.

Josh Sullivan—Sterne, Agee & Leach—Analyst

Congratulations on a great quarter here. Given your place in the aerospace industry, can you talk about the impact of sliding fuel costs? Do you see demand destruction for new efficient aircraft at a certain price for crude, or do you think the increase in passenger traffic, extended backlogs, or even the airlines holding the economic benefit of the new planes, is enough to sustain demand levels?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Well, that’s a very good question. And in fact, we should have put a slide in there also, because we addressed some of the one, and that’s why we put slide in there in automotive. And if you look at what’s been driving the demand on the aerospace side, it’s really been two main factors.

One is the increase of the middle class and the increase of more available money, mainly driven from the growth in Asia. This is going to stay. Nothing has changed there.

I would actually argue, given that many of those places are big importers of oil, that with the oil price having come down so much, if it were to stay at that level, that the available income goes up. But certainly not going to be negatively affected. So that’s been one big driver.

The second big driver was the increase of efficiency on the planes, and you typically see that new clean planes or new re-engine models, if you look at on average, the claim by Boeing and Airbus is that they give you a 25% increase in efficiency, and that’s also not going to go away. So if you look at another indicator of what we have seen recently, have we seen anything — the price has been coming down over the last half year.

And Boeing just announced their order book and I think everybody was pretty impressed by the quality of the order book. So we haven’t yet received the final Airbus numbers, but you’ve seen our prediction for this year is actually, we believe that the growth is not only going to continue but continue to be really strong, Josh.

Josh Sullivan—Sterne, Agee & Leach—Analyst

Okay. Great. And then just, with the strong free cash flow coming through here, what are the priorities for cash deployment going forward?

William Oplinger—Alcoa Inc.—EVP and CFO

It’s pretty simple. The first set of priorities is to sustain the assets that we have, and we talked about a sustaining capital number of $725 million. We have a number of organic growth opportunities that we’re pursuing, and a lot of those have already been announced.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

So you have heard about us talk about La Porte. You’ve heard us talk about the thick plate stretcher in global rolled products, so we have those. And the other one is, we’ll spend about $500 million on the pension plan again next year. Beyond that, cash that’s generated after that, we’ll have to make a determination of whether we pay down debt, or continue to grow in the downstream.

Josh Sullivan—Sterne, Agee & Leach—Analyst

Great. Thank you.

Operator

Jorge Beristain, Deutsche Bank.

Jorge Beristain—Deutsche Bank—Analyst

Congrats on the quarter. I guess maybe my question first is for Klaus. Could you walk us through how you think right now about the alumina price holding up, given that fuel oil is such an important component of that industry’s costs? And to your earlier point about moving down the cost curve, do you think that into 2015, 2016, we could see a structural shift down in the cost curve of alumina globally, because of cheaper oil? That’s my first question.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Well let’s start with the second part of the question, yes that is possible. Now keep in mind that not everybody uses oil, right? Exactly. Because you saw some of those things, by the way, happening. And then you have another factor that you didn’t talk about.

There you have an FX movement also, so that’s going to negatively impact refineries that are in the US. Right? So that’s clearly going on. You will see that reflected in the cost curve.

The other thing, in regards to the alumina price, the alumina price is not a function of the cost. It’s a function of supply and demand. And much more than what we see in the LME, because luckily, we see today, as the alumina pricing index, that is the biggest determinant, the biggest indicator for the alumina pricing.

And that fortunately is more a function of the supply and demand, because it does not allow for the financialization that we so strongly see entering the LME and impacting the LME pricing. And taking it so far away from the supply and demand, and allowing the regional premiums to come in. So that’s the reason why you don’t see this strange things happening in alumina.

In alumina, I think the biggest, I cannot predict where it’s going to go. It’s impossible to predict that. I think we gave a lot of guidance. One thing that Bill showed in his summary there is more than 2 million surplus.

I think Bill also was very clear that you have to put that into relative perspective. First of all, Jorge, you know us, and others know us too. We are very conservative when it comes to predictions and I think Bill said it when it came to last year, we were looking at, we were almost taking at face value announcement of people that are saying we are going to bring capacity up, and thus you’ll be starting with 2 million, and I think we ended with 400,000 and that’s in a market that has 100 million. So that’s my best guess on this, Jorge.

Jorge Beristain—Deutsche Bank—Analyst

Perfect. Thanks. Since I have Bill here, quickly could I just also get your view on the $500 million free cash flow target you have? I’m assuming that is before pension possible contributions this year?

William Oplinger—Alcoa Inc.—EVP and CFO

No. That’s after pension contributions, Jorge. So the $500 million of pension contributions is baked into that number.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Jorge Beristain—Deutsche Bank—Analyst

Great. And then, where do you stand on the pursuit of going back to investment grade? Is this something that’s a priority for Alcoa, or will you take it as it comes over the next few years?

William Oplinger—Alcoa Inc.—EVP and CFO

We’re committed to getting back to investment grade. I think, and I know some of the rating agencies are probably listening, but we did generate well in excess of over $3 billion of EBITDA this year, which I know some were very interested in seeing us do. And as you see, it’s the first year in a number of years that we’ve set a positive free cash flow target, so we’re fully expecting to generate positive free cash flow in 2015. So it is a priority for us to get back to investment grade, and I think we’re doing all the right things to get there.

Jorge Beristain—Deutsche Bank—Analyst

Great. Thanks very much.

Operator

Sal Tharani, Goldman Sachs.

Sal Tharani—Goldman Sachs—Analyst

I have a couple of questions on Micromill. What is the scale of this mill you talk about? Usual BIW lines are 100,000 tons. Is this like a quarter of everything? And then also, how far you think you are in supplying a commercial quantity of this product? And lastly, is this technology you’re going to keep to yourself or you are thinking of licensing over time?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

All right. Okay. In terms of the mill size, we haven’t published that, but I think if you put the numbers together, you’ll get there.

So in regards to the question of where do we stand with this? Before we announced it, we actually had customer tests. Right? So we were confident that this works and fulfills the very stringent requirements of our customers.

We are now going through the qualification for some of those materials for specific platforms. Right? So that’s where we stand. So, this is nothing, Sal, you know this, this is not for a substantial amount in 2015. This is a thing that needs a little while, but it’s so breakthrough that we are very, very confident that this will be meaningfully contributing, to it.

And then on your last part of the question, do we want to keep it for ourselves? We are not decided on this, but directionally, we are open to thinking of licensing this out. We do however believe that — that’s a function of — we are lucky to have a portfolio that allows us to have many, many options and many businesses, so we don’t need to base it all on Micromill technology.

As I said in my remarks, we have focused here on automotive, because we believe that’s where it’s going to create a lot of value, but that’s just the first application. I think there’s many more applications that we will see, where it also creates value. So we are focusing currently on getting the qualification done with our customers.

So once we know that, we will also then decide on the commercialization strategy. Right? So that’s where we are. We are leaning towards not keeping it to ourselves, but licensing it out.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Sal Tharani—Goldman Sachs—Analyst

That’s great. My last question is, Bill, you mentioned the Brazilian impact of $45 million on the power sale. And you have given the full year of $100 million. So should we just consider that the first quarter will be much higher than the rest of the three quarters combined?

William Oplinger—Alcoa Inc.—EVP and CFO

Yes, because we are coming off — the $45 million is in relation to the fourth quarter. But we actually said that we would overcome all of that in productivity gains in the quarter. So $100 million is spread over the course of the four.

Sal Tharani—Goldman Sachs—Analyst

Including $45 million, so $55 million plus $45 million, is that the way we should look at it?

William Oplinger—Alcoa Inc.—EVP and CFO

Yes.

Sal Tharani—Goldman Sachs—Analyst

Okay. Thank you.

Operator

Timna Tanners, Bank of America — Merrill Lynch.

Timna Tanners—BofA Merrill Lynch—Analyst

I just wanted to summarize and make sure I was clear on your overall view, on the impact of lower energy prices, because it’s been such a hot topic. As I understood, fuel efficiency still intact as a thesis for customer demand, in both auto and aerospace. And then on alumina, some benefit from fuel oil, but there’s some concern that this could flatten the cost curve for aluminum. Is that a worry, do you think? Do you think there’s a lot of your other producers that use like nat gas or oil as a fuel?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Timna, on aluminum I’m not concerned at all, because typically on aluminum, if I look at the structure of our energy portfolio, you typically self-own it or — and then it’s a cost game, and that determines where you are on the cost curve. Or, you have 20- to 30-year long-term contracts, and many of those have some kind of LME impact built in there, so an LME variable built in there, and not an oil price index.

There is going to be a shift, I think, more importantly, it’s a shift on the FX side, which I mentioned before. Obviously, everybody who is sitting in places where the FX is going down versus the dollar is benefiting, and everybody else is going to go up. So for us, it means some challenges, for instance, those smelters that we still have here, and the one refinery that we have here in the US. But overall, as you’ve seen in the numbers, the strength of the dollar has a positive impact.

But one thing that I don’t think I mentioned is, because you asked on the oil sensitivities, we actually, I think I said it last time, or Bill said it last time, the direct impact that Alcoa has outside of the industry impact here, for every $10 per barrel up or down it means for us $40 million pretax profitability impact. That’s after minority interest.

That basically comes to two factors. One is the two oil-based refineries that we still have in the portfolio, one in Suriname and other one is Sao Luis. And the second one is the transportation costs. Simply the transportation costs, so that’s really the direct impact.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Timna Tanners—BofA Merrill Lynch—Analyst

Okay. Sorry. I was asking about aluminum a little bit, because there’s some concern among people that this will help flatten out the cost curve, for some of the other producers. I’m just wondering your thoughts on that.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Aluminum, you said, right?

Timna Tanners—BofA Merrill Lynch—Analyst

Right.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

That’s what I meant. On aluminum, I cannot see how this is going to happen, because the oil price reduction is not going to impact most people’s energy prices, because most people have long-term energy contracts or sales on energy, right? In both those cases, the oil price is not usually — if it’s indexed to anything, it’s indexed to LME. Right?

Timna Tanners—BofA Merrill Lynch—Analyst

Okay. Got you, that’s helpful. And then you changed your forecast a little bit for the aluminum outlook, instead of being at a deficit, to being more balanced. Is there is there risk that you tip back into oversupply globally? Are you overly concerned about Chinese supply?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

I don’t think so. I really don’t think so. Frankly, there’s a whole host of moving pieces in this whole supply-demand side. The Chinese have no interest.

First of all, they have not been exporting — the Chinese government has no interest for anybody to export. You basically see the 15% export tax or whatever they call it there, export tax for aluminum, primary aluminum is still in place, and we double checked recently, there’s no intention for them to drop it. So I don’t think so.

They are going to continue to move to close facilities in the high cost area, which is mostly on the Eastern seafront, and they’re going to continue to increase the production in the Western side, which is along the line of what they have been doing, right? So no concern really.

And then what I said before on alumina, at the beginning of the year, the look we take is probably a very conservative look. On the Western side, we also look at who has announced that they will be increasing capacity, and therefore those capacity increases are built in there, and Kelly is just giving me the numbers here, so we have the rest of the world we have an increase of 716,000 tons. And that’s a moving piece, which is by no means clear. I don’t know, Bill, whether you have what number we had in the beginning of 2014, comparable to this?

William Oplinger—Alcoa Inc.—EVP and CFO

At the beginning of 2014, we had — we were pretty accurate as far as going into the year on the deficit. Right? So we were actually on the side that we would see a fairly significant deficit in 2014, and that deficit did play out during the course of 2014.

And I guess to be clear, Timna, while we are showing the market imbalance, we’re pretty upbeat on the overall metal market. The demand picture is still in place. 7% demand growth again this year. We had 7% in 2014.

The warehousing situation and the inventory situations has improved. The premiums are still very strong, and we see the dynamics for the premiums to continue to be strong. Contangos are back in the market, so there’s an incentive to finance metal. So I guess overall, even though we’ve brought our supply-demand into balance, we’re pretty upbeat.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

You always have to look at what the total size of the market. These are really small numbers.

Timna Tanners—BofA Merrill Lynch—Analyst

Got you. Super helpful. If I could ask one last housekeeping question, I just didn’t follow the tax rate that you are guiding to for next year, flat with an adjusted number? What was that value again?

William Oplinger—Alcoa Inc.—EVP and CFO

31%. So we’re guiding to an operational effective tax rate of 31%.

Timna Tanners—BofA Merrill Lynch—Analyst

Okay. Super. Thanks a lot.

Operator

David Gagliano, Bank of Montreal.

David Gagliano—Barclays Capital—Analyst

I just wanted to ask one question regarding the Body-in-White story. Obviously, this time last year, it was the topic of the day, and not that it has changed at all, but it does seem to have faded a bit, from a demand perspective, or from an incremental announcement perspective. And yet, over the last 12 months, we’ve seen quite a bit of new announcements on the supply side.

So my questions, I have two of them. One, at what point are you or would you get a bit concerned that there’s too much supply coming on, i.e., if you build it they will come, and they don’t come? And then number two, what’s a reasonable EBITDA per ton assumption in your view, over time for that business?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Right. Look, on the first one, there’s a whole host of answers on this. This is one of the reasons, Dave, why we put in this one slide. On the — that explains more what is really going on in lightweighting which what number — I have 9 here on my deck, but might not be the right number.

The one that says lightweighting OEMs need it, and consumers like it. Because keep in mind, the driver is CAFE regulations plus consumer preferences. Right? So I’m relatively optimistic that it’s going to stay that way. And that’s the first thing.

The second thing is, I have said multiple times and last time I think when I got asked at the investor conference, why are you not building more capacity, as there’s more demand? And frankly, the good news is that we have more optionality. And I think it became hopefully clear to you what I meant with my comments there, when we announced the Micromill technology and the Micromill materials. For us, the whole idea is to have — to avoid the commoditization of anything, because and only way you do it is by constantly innovating. Constantly coming up with stuff that nobody else has, and that substantially allows the customers to benefit, and when the customers benefit, we also benefit.

So our intention clearly is to that this in our view is the next step in automotive that we will be going. And also keep in mind, as Davenport automotive expansion has been in ramp-up mode so far, so the first time you see it in full operation, the financial impact is going to be 2015. And then by mid-2015 we are bringing on our Tennessee automotive mill. So that’s still quite a bit that you will be seeing. All right? But we have no intention at this point in time to do something, same old same old again here.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

David Gagliano—Barclays Capital—Analyst

And then on the second part of the question, what’s a reasonable margin per ton assumption or EBITDA assumption?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

As you know, we’re not giving margins, but I think we have said before that on the relative scheme, it’s somewhere — what have we said actually?

William Oplinger—Alcoa Inc.—EVP and CFO

We’ve said the external target is around $344 a metric ton for 2016 for GRP in total. And clearly the automotive business will be accretive to that, because of the closeness of the relationships with the customers, we’re not disclosing the actual EBITDA levels.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Exactly.

David Gagliano—Barclays Capital—Analyst

Okay. Thank you.

Operator

Andrew Lane, Morningstar.

Andrew Lane—Morningstar—Analyst

Congrats on another good quarter. First of all, regarding your smelting operations, it looks like since 2007, about two-thirds of the capacity you’ve taken off-line has been permanently closed, and the balance has been curtailed. One of your competitors, who also has curtailed a great deal of capacity, indicated that LME spot prices would have to increase above $2,500 per metric ton, before they’d even consider bringing some capacity back online. I’m curious what LME spot price or what all-in price you’d need to see, before you’d consider doing the same?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

To get the numbers right, I think you said it, but just to be sure, 31% of our total smelting capacity that has been curtailed, closed, or sold basically since the start of the crisis. And when you take those type of sensitivities, those sensitivities are never correct for a portfolio, because you have to look at those smelter by smelter. And specific — because the situation is very specific, there, you have a site-specific ramp-up costs.

It all depends on what contracts you have. Typically energy contracts what optionality you have, as you know and you’ve seen the benefits in the 2014 numbers, we currently have curtailed most of the smelting capacity in Brazil, because we are selling the energy that we self-own into the market, and that’s very beneficial, I think, to everybody, and certainly to our shareholders.

So at this point in time, Andrew, just to give you an idea, we have no intention to bring capacity that has been curtailed back online. All right? However, we are very happy that the ramp-up of our Saudi Arabia joint venture has been going so well, because it’s the lowest on the cost curve. And as Bill pointed out, it has nicely contributed also to profits in the fourth-quarter as well as in the third quarter, and also for the first time, you will see the full impact this year, in 2015.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Andrew Lane—Morningstar—Analyst

Okay. Great. Thanks, Klaus. Also, you’re guiding to $750 million of growth capital in 2015, which marks a pretty sizable increase from 2014 levels. So now that all four of your reporting segments are firing on all cylinders, and investments related to the Saudi Arabian JV are coming to an end or winding down, I’d be interested to hear where you’re going to allocate that capital, if you could provide some additional color as to the major projects that might command the lion’s share of that for that total?

William Oplinger—Alcoa Inc.—EVP and CFO

Sure. Let me try to clarify that just a little bit. That is what we’re calling return-seeking capital so it has three components to it. It’s got a growth component, it’s got a cost savings component, and it still has the remaining of the Saudi spend. So it is not directly comparable to the growth spend that we had projected this year, or I should say 2014, which is around $500 million.

So where is that spend going? I listed in my comments, some of the bigger areas. We are investing in La Porte in the EPS business. And that’s in the airfoil business. We’re investing in a thick plate stretcher in our rolled products business.

In our rolled products business, we have some fairly large investments on upgrading the capacity, and the capability of some of the facilities there. So the majority, the vast majority of that growth capital, and I called it (multiple speakers) I did not. It will be finishing, I should have mentioned that, we’ll be finishing the automotive expansion in Tennessee, which is the other big component of it. So the vast majority of that capital will be spent in the mid- and the downstream business. From a growth perspective, limited capital going into the upstream, again in 2015.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

We have on the upstream we have La Porte, Hampton —

William Oplinger—Alcoa Inc.—EVP and CFO

In the downstream.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

In the downstream we have La Porte and Hampton, exactly.

Andrew Lane—Morningstar—Analyst

Much appreciated. Thank you.

Operator

Tony Rizzuto, Cowen and Company.

Tony Rizzuto—Cowen and Company—Analyst

My first question is just a follow-up on China. Klaus, you indicated that you’re not concerned about Chinese exports of primary aluminum, but we continue to hear more reports that China is becoming more active in trade of semi-finished products — semi-fabricated products. I wonder if you could just elaborate on this a little bit. Do you see this as a growing concern?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

That’s a good point. And I think I’ve said that. I think we already talked about that before.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

We’re monitoring this obviously very, very closely. And we’ve seen an increase on semis, but at the current, I have the number here, at the current US — at the current US share, it’s around 7%. 7% of the total consumption of semis here in the US. And it increased a bit from 2013 to 2014, right? But it’s pretty much been staying on that level.

I’m not sure how much of that is really intended. We have to look at it, particularly because there is this 13% rebate that you get in China kind of as a subsidy, if you export semis. And this has become already a pretty critical issue in discussions between China and Europe.

And that’s we’re monitoring it, and seeing whether it gets to that same level. Obviously we don’t want to have an unfair cost advantage, we are all for level playing field competition. We love it, in fact, but we don’t like if anybody receives an unfair incentive.

The thing that I find a little concerning also is something that we equally strongly monitor, is these, what I call fake semis. And they pop up here and there. There’s all kinds of numbers floating around. And I think half a year ago, I thought we saw this warehouse in Mexico that has enormous amounts of so-called semis, that actually received this 13% rebate, but in reality it’s fake stuff that is cast into some odd shape, and declared semis, but in reality it’s remelt.

That is purely scams, and those ones are clearly illegal, and we have made the experience whenever we brought that to the attention of the Chinese authorities, they are extremely fast in closing the operation down. So that’s clearly something that is also not in line with what they want. But we’ll watch it, we’ll watch it.

Tony Rizzuto—Cowen and Company—Analyst

Yes. Absolutely. We are seeing them make some changes in other product categories is why asked it, I appreciate your insight there. And the second question I have is with regard to market premiums, and as it relates to the ability to pass through to the customer. And I was wondering if you are making further progress in your contracts with European customers?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Well, don’t even get me going on this, Tony. The answer is mildly, and with some relapse, because somewhere I think you have in my prepared remarks, what we have in Russia, Russia really didn’t have a regional premium for the last years.

And now Rusal has been allowed, by the antitrust authorities by end of last year, to be able to charge regional premiums and basically charge the European regional premiums, whereas our contacts at this point in time do not allow us to pass through this, because at that time, there was no regional premium. That’s obviously not acceptable. And we are in this discussion as we speak with the customers, and also I believe that you’re going to see some progress on that, but currently that’s where that stands.

I mean, I find it very hard to understand how this cannot be a pass-through. Very, very hard to understand, and you pointed out Tony, correctly here in the US, accepted — it’s an accepted practice I think it’s a good practice, and it’s very hard to understand why in Europe this practice is different. Very hard to understand.

Tony Rizzuto—Cowen and Company—Analyst

All right. Sounds like more opportunity. Congrats on all the progress.

Operator

Sam Dubinsky, Wells Fargo.

Sam Dubinsky—Wells Fargo Securities—Analyst

Congrats on the good quarter. Can you give some thoughts on recent supply disruptions in the can sheet market, given the competitor outage? Do you think there would be any material benefit to your business or the market as a whole? And I have a follow-up.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Yes. In fact, you are referring to the Logan Mill outage I assume right?

Sam Dubinsky—Wells Fargo Securities—Analyst

Correct.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

As you know, that has gone down, I think it was December 30, we are working, since then there’s pretty much a frenzy going on in the industry. Everybody’s been scrambling. We are very actively working with our customers, who find a way how to assist them with this supply shortage.

We expect that, and we have had some success, but it’s not yet fully done. We expect to pick up some additional volume in this quarter and the first quarter. And this is included in the outlook that Bill has given in his overview.

Sam Dubinsky—Wells Fargo Securities—Analyst

Great. Just a follow-up, in terms of Brazilian power sales, do you know what’s the duration of the new rate caps, and how often those rates ever get reopened? Maybe give us an overview of how the Brazilian power market works?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Yes. I think that it’s more political decision. You’ve seen that they capped the spot price down from what was BRL822, and now the cap is a BRL388. So I would actually say, and you’ve seen that.

This is not something that’s legally binding. It’s basically a political decision. Where do they think that prices should be? So that’s how I think about it.

Sam Dubinsky—Wells Fargo Securities—Analyst

Is this a duration of a year or does it ever get reopened?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

BRL388 is the current status of the cap for 2015.

William Oplinger—Alcoa Inc.—EVP and CFO

Klaus put it well. It’s largely a political decision and subject to change. And the best that we can see today, in the guidance that we gave you which was $100 million impact in 2015, was based on the fact that BRL388 cap is in place.

Sam Dubinsky—Wells Fargo Securities—Analyst

Okay. Great. Thank you very much.

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JANUARY 12, 2015 / 10:00PM GMT, AA - Q4 2014 Alcoa Inc. Earnings Conference Call

Operator

That is all the time we have for today. I would now like to turn the call over to Mr. Kleinfeld, for closing remarks.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Very good. And thank you for staying online and following us. I hope you also see that the fourth-quarter really capped a pivotal year, where we significantly accelerated Alcoa’s transformation. We continue to aggressively optimize our portfolio, divesting, closing assets, and — that don’t match our profitability criteria, and we’re building out our footprint in highly attractive growth markets. That’s what you’ve seen.

We are reshaping the Company so that it is fundamentally stronger. We’ve seen here, deliver us results best full-year operating results since 2008. And as we enter 2015, we believe we are on solid footing. Obviously, a lot of volatility in the market. What we are poised for, continuing our transformation and continuing to generate whatever the external environment allows us to do.

So thank you very much. Stay tuned to the station. Looking forward to talking to and meeting you soon again. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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